Exhibit 10.1

RESEARCH FUNDING AND OPTION AGREEMENT

by and between

THE SCRIPPS RESEARCH INSTITUTE

a California nonprofit

public benefit corporation

and

Cytodyn Inc,

a Colorado corporation

RESEARCH FUNDING AND OPTION AGREEMENT

This Agreement is entered into this 1st day of November 5, 2011(the “Effective Date”), by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation located at 10550 North Torrey Pines Road, La Jolla, California 92037 (“TSRI”), and Cytodyn Inc. (“Sponsor”), a for-profit corporation, located at 110 Crenshaw Lake Rd. Lutz, FL 33548, with respect to the facts set forth below.

RECITALS

A. TSRI is engaged in fundamental scientific biomedical and biochemical research including research relating to the pathogenesis of the feline immunodeficiency virus, as more particularly described herein.

B. Sponsor is engaged in research and development of feline immunodeficiency virus therapeutics.

C. Sponsor desires to provide certain funding as part of TSRI’s research activities described above.

D. Subject to any non-exclusive rights of the U.S. Government, TSRI is willing to grant to Sponsor an option to acquire rights and licenses to certain intellectual property arising from the Research Program.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions outlined herein, TSRI and Sponsor hereby agree as follows:

1.	DEFINITIONS .

1.1 Affiliate. The term “Affiliate” shall mean any entity which directly or indirectly controls, or is controlled by Sponsor. The term “control” as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. Unless otherwise specified, the term Sponsor includes Affiliates.

1.2 Agreement Number. This Agreement is TSRI number SFP-2005.

1.3 Biological Materials. The term “Biological Materials” shall mean any Technology in the form of tangible materials together with any progeny, mutants, or derivatives thereof developed in performance of the Research Program.

1.4 Confidential Information . The term “Confidential Information” shall mean any and all proprietary information of TSRI or Sponsor which may be exchanged between the parties at any time and from time to time during the term hereof. The fact that a party may have marked or identified as confidential or proprietary any specific information shall be indicative that such party believes such information to be confidential or proprietary, but the failure to so mark information shall not conclusively determine that such information was or was not considered confidential information by such party. Confidential Information shall also include any information which, given the circumstances surrounding the disclosure, would be considered confidential by the disclosing party. Information shall not be considered confidential to the extent that it:

a. Is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; or

b. Was known to the receiving party prior to the Effective Date, which knowledge was acquired independently and not from the other party hereto (including such party’s employees); or

c. Is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

d. Has been published by a third party as a matter of right.

If Confidential Information is required to be disclosed by law or court order, the Party required to make such disclosure shall limit the same to the minimum required to comply with the law or court order, and shall use reasonable efforts to attempt to seek confidential treatment for that disclosure, and prior to making such disclosure that Party shall notify the other Party, not later than ten (10) days (or such shorter period of time as may be reasonably practicable under the circumstances) before the disclosure in order to allow that other Party to comment and/or to obtain a protective or other order, including extensions of time and the like, with respect to such disclosure.

1.5 Field. The term “Field” shall mean feline immunodeficiency virus therapeutic research and development.

1.6 Joint Technology. The term “Joint Technology” shall mean any Technology that would constitute a joint invention under principles arising under US patent law by Sponsor and TSRI.

1.7 Patent Rights. Patent Rights shall mean

(i) patents and applications directed to the Technology;

(ii) the foreign counterpart applications of the respective applications referenced in sub-clause (i) above, but only to the extent the claims of such patents or applications are entitled to the priority date of the respective applications referenced in sub-clause (i) above;

(iii) divisionals, substitutions, and continuations of any applications referenced in sub-clauses (i) and (ii) above;

(iv) any claim(s) of a continuation-in-part application of any application set forth in sub-clauses (i)-(iii) above that are entitled to the priority date of the respective application(s) referenced in sub-clause (i) above;

(v) the patents issued from the applications referenced in sub-clauses (i)-(iii) above and any reissues, reexaminations, renewals and patent term extensions of such patents; and

(vi) any claim(s) of a patent issued from a continuation-in-part application referenced in sub-clause (iv) above that are entitled to the priority date of the respective application(s) referenced in sub-clause (i) above, and any claim(s) of a reissue, reexamination, renewal and patent term extension of a patent issued from a continuation-in-part application referenced in sub-clause (iv) above that are entitled to the priority date of the respective application(s) referenced in sub-clause (i) above.

1.8 Principal Investigator. The term “Principal Investigator” shall mean Dr. John Elder, together with such replacement persons selected in accordance with the provisions of Section 2.2 hereof.

1.9 Research Program . The term “Research Program” shall mean the research program to be undertaken by TSRI under the direction and control of the Principal Investigator as expressly set forth on Exhibit A hereto.

1.10 Research Reports. The term “Research Reports” shall mean the written report summarizing the results of the research conducted during the term of the Research Program, including but not limited to all data, conclusions, results, observations and a detailed description of all procedures.

1.11 Research Tool. The term “Research Tool” shall mean any Technology which is designed or utilized for basic research purposes or internal drug discovery purposes and which is not utilized to produce, or incorporated into, a product.

1.12 Sponsor Intellectual Property. The term “Sponsor Intellectual Property “ shall mean any inventions, discoveries, know how, information, biological materials and data in the Field, whether patentable or not, developed whole or in part by Sponsor under principles arising under the patent laws or other intellectual property laws of the United States of America.

1.13 Technology. The term “Technology” shall mean any invention, discovery, know-how, Biological Material, software, information and data, whether patentable or not, conceived and reduced to practice during the performance of the Research Program.

1.14 TSRI Technology . The term “TSRI Technology” shall mean any Technology, excluding Joint Technology, developed in whole or in part by TSRI under principles arising under the patent laws of the United States of America.

2.	CONDUCT OF RESEARCH PROGRAM .

2.1 Conduct of Research Program . TSRI hereby agrees to use reasonable efforts to perform the Research Program subject to the provisions of this Agreement. Notwithstanding the foregoing, TSRI makes no warranties or representations regarding its ability to achieve, nor shall it be bound to accomplish, any particular research objective or results.

2.2 Supervision of Research Program . TSRI agrees that the Research Program at TSRI shall be conducted by or under the direct supervision of the Principal Investigator. In the event that the Principal Investigator leaves TSRI, or terminates his/her involvement in the Research Program, TSRI shall use its best efforts to find a replacement Principal Investigator acceptable to Sponsor, which acceptance shall not be unreasonably withheld. In the event that TSRI shall fail to appoint a replacement Principal Investigator reasonably acceptable to Sponsor, Sponsor shall have a right to terminate this Agreement upon delivery to TSRI of written notice of intent to terminate pursuant to this Section 2.2, which notice must be delivered to TSRI not less than thirty (30) days nor more than ninety (90) days after delivery by TSRI to Sponsor of the name of the replacement Principal Investigator.

2.3 Reports . TSRI agrees that within sixty (60) days following the last day of each calendar quarter during the term of this Agreement, TSRI shall furnish Sponsor with a written report summarizing the results of the research included within the scope of the Research Program conducted by TSRI, during the immediately preceding calendar year, including but not limited to all data, conclusions, results, observations and a detailed description of all procedures. All such reports shall be treated as Confidential Information by Sponsor.

2.4 Financial and Staffing Obligations

a. Contributions of parties to Research Program . Contributions in the form of financial support, equipment, personnel, technology and other necessary components for the conduct of the Research Program shall be made by the parties in accordance with the terms set forth on Exhibit B. All payments due to TSRI by Sponsor shall be payable in U.S. Dollars in quarterly installments in advance, within ten (10) days of the dates set forth in the following payment schedule:

1st payment: $ 20,000 (USD)	due: Effective Date

2nd payment: $ 20,000 (USD)	due: 2 month anniversary of Effective Date

3rd payment: $ 20,000 (USD)	due: 4 month anniversary of Effective Date

4th payment: $ 20,000 (USD)	due: upon conclusion of the Research Program and Sponsor’s receipt of a final Research Report meeting the requirements of this Agreement

Each payment must reference the Research Project title, Agreement Number and Principal Investigator for purposes of identification. Payments under this Section 2.4.a shall be sent to:

The Scripps Research Institute 10550 North Torrey Pines Road, TPC-7 La Jolla, California 92037 Attn: Vice President, Sponsored Programs Fax No.: (858) 784-8037

With a copy to:	The Scripps Research Institute 10550 North Torrey Pines Road, TPC-9 La Jolla, California 92037 Attn: Director, Technology Development Fax No.: (858) 784-9910

TSRI shall not be obligated to perform any of the research specified herein or to take any other action required under this Agreement if the funding is not provided as set forth in Exhibit B and in accordance with the payment schedule as set forth in this Section 2.4.a. Furthermore, should Sponsor fail to make the first payment to TSRI in accordance with this Section 2.4.a., TSRI shall have the right to immediately terminate this Agreement and this Agreement shall be null and void ab initio.

b. Capital Equipment. Equipment purchased by TSRI with funds provided by Sponsor shall be the property of TSRI. All capital equipment provided under this Agreement by Sponsor for the use of TSRI remains the property of the Sponsor unless other disposition is mutually agreed upon in writing by the parties. If title to this equipment remains with the Sponsor, Sponsor is responsible for maintenance and repair of the equipment, insuring the equipment against damage or loss, and the costs of its transportation to and from the site where it will be used.

c. Indirect Cost Adjustment. TSRI shall have the right to adjust the payment amounts referenced above to reflect changes in the indirect cost rate negotiated between TSRI and the U.S. Government and that will be in effect during the quarter that the work is performed. TSRI will notify Sponsor in writing of any change in the indirect cost rate before the effective date of such change. The corresponding direct costs will remain fixed as specified in Exhibit B.

2.5 Consistency with Consulting Agreements. The parties acknowledge (i) that Sponsor has retained the Principal Investigator identified herein as a consultant under a written consulting agreement to further Sponsor’s efforts in research and development of feline immunodeficiency virus therapeutics, and (ii) that Sponsor may engage other personnel employed by or affiliated with TSRI with respect to such research and development under similar written agreements (each a “Consulting Agreement”). The Consulting Agreements shall be interpreted in a manner consistent with this Agreement and, where there is a conflict between this Agreement and a Consulting Agreement, this Agreement (to the extent applicable) shall control.

2.6 TSRI Researchers. TSRI’s researchers, including the Principal Investigator identified herein, are and during the term shall be obligated to assign all inventions made as employees or in their field to TSRI, including any rights in inventions developed under the Consulting Agreements.

2.7 No Rights In Pfizer Inc. TSRI states that, under certain conditions, Pfizer Inc. (“Pfizer”) holds a right of first refusal to sponsor certain research at TSRI(the “Pfizer ROFR”). TSRI further states that it has met all of its obligations with respect to the Pfizer ROFR as concerns the Research Program, that Pfizer has not exercised the Pfizer ROFR, and that Pfizer accordingly has no claim to the Research Program, Research Reports, or the Technology.

3.	OPTION FOR LICENSE .

3.1 Grant of Option. Subject to the terms of this Agreement and the reservation of rights specified in Sections 4.4 and 4.5, TSRI hereby grants to Sponsor:

(a) an exclusive option (the “Option”) to acquire an exclusive, worldwide license, including the right to sublicense under TSRI’s rights in the Patent Rights, to make, offer for sale, sell and have sold products, processes and Biological Material in the Field. In the event that a product, process or Biological Material utilizes a Research Tool, such Research Tool shall be made available to Sponsor solely on a non-exclusive basis.

(b) upon Sponsor’s exercise of the Option, a non-exclusive, royalty-free, non-transferable license to practice, use, and modify (i) the Technology and (ii) the intellectual property and know-how contained in the Research Reports co-extensive with the uses permitted under paragraph 3.1(a).

(c) a non-exclusive, royalty-free, non-transferable license to make and use Technology solely for Sponsor’s internal research purposes during the performance of the Research Program. Any transfer of materials to Sponsor under this Section 3.1(c) shall require the execution of a Material Transfer Agreement. The terms of such Material Transfer Agreement shall be materially consistent with the form Material Transfer Agreement attached hereto as Exhibit C.

3.2 Disclosure of Technology . After Principal Investigator submits an invention disclosure covering any Technology to TSRI’s Office of Technology Development, TSRI shall disclose such Technology in writing to Sponsor (the “Technology Disclosure”). TSRI shall use reasonable efforts to provide a Technology Disclosure that contains sufficient detail to (i) enable both parties to determine whether or not the particular Technology is TSRI Technology or Joint Technology; and (ii) enable Sponsor to evaluate the advisability of exercising the option granted hereunder with respect to such Technology. All such Technology Disclosures shall be maintained in confidence by Sponsor.

3.3 Option . Sponsor shall have a period of ninety (90) days from receipt of the Technology Disclosure from TSRI (“Option Period”), within which to exercise its Option with respect to the particular Technology disclosed therein.

3.4 Exercise of Option . Sponsor shall exercise its Option by delivering to TSRI a written notice within the Option Period which specifies the particular Technology for which the Option is being exercised. Upon such notification, Sponsor and TSRI shall have a period of ninety (90) days within which to negotiate a definitive license agreement. .

Upon exercise of the Option, the parties shall select patent counsel reasonably acceptable to both to file, prosecute and maintain the Patent Rights, provided that TSRI shall be designated as the client of such outside counsel (except where the parties share common interests, upon mutual agreement), and the documented fees and expenses incurred by TSRI in connection with the work done by such outside patent counsel shall be paid by Sponsor as set forth below. Subject to the requirements, limitations and conditions set forth in this Agreement, TSRI shall, using such mutually acceptable outside patent counsel, (a) direct and control the preparation, filing and prosecution of the United States and foreign patent applications within Patent Rights (including without limitation any reissues, reexaminations, appeals to appropriate patent offices and/or courts, interferences and foreign oppositions); and (b) maintain the patents issuing therefrom. Both parties agree that TSRI shall have the right, at its sole discretion, to utilize TSRI’s Office of Patent Counsel (“OPC”) for the review and oversight of the filing, prosecution and maintenance of Patent Rights described herein (“Supervisory Prosecution”), and the documented fees and expenses associated with the Supervisory Prosecution by the OPC shall be paid by Sponsor as set forth below, provided that, except in the case of unforeseen circumstances, such fees and expenses are substantially within the applicable budget provided by TSRI to Sponsor (if requested by Sponsor). Sponsor shall have full rights of consultation with the outside patent attorney so selected and with TSRI’s OPC on all matters relating to Patent Rights. TSRI shall use reasonable efforts to implement all reasonable and timely requests made by Sponsor with regard to the preparation, filing, prosecution and/or maintenance of the patent applications and/or patents within Patent Rights; provided, however, that in the event of a disagreement between TSRI and Sponsor on any such patent prosecution or maintenance matters, TSRI shall have final decision-making authority over all such patent matters, provided that TSRI shall act in good faith and with reasonable prudence and judgment. In addition, upon Sponsor’s written request (but no more frequently than quarterly), TSRI’s OPC shall provide a written estimate of anticipated patent costs associated with the work to be conducted by OPC on any current or upcoming patent matters for the Patent Rights.

3.5 Joint Technology. The parties hereby agree that in the event that the disclosed Technology is Joint Technology and that Sponsor either does not exercise its Option or does not sign a license agreement with TSRI, both parties shall (i) have no further obligations to each other with respect to such Joint Technology and any resulting Patent Rights; and (ii) be free to independently license or otherwise dispose of their rights to such Joint Technology and any resulting Patent Rights on a worldwide basis without accounting to the other Party.

4.0	INTERESTS AND RIGHTS IN INTELLECTUAL PROPERTY .

4.1 Title to TSRI Technology. TSRI shall retain sole ownership and title to TSRI Technology and to all intellectual property rights related thereto. TSRI shall, in the good faith exercise of its discretion, undertake reasonable efforts to preserve and maintain its ownership and title as TSRI deems appropriate. Ownership of and title to Joint Technology shall be vested jointly in TSRI and Sponsor, with each owning an undivided interest therein. Ownership of Patent Rights shall follow inventorship under principles arising under U.S. patent law.

4.2 Title to Sponsor Intellectual Property. Sponsor shall retain sole ownership and title to Sponsor Intellectual Property and to all rights related thereto.

4.3 Grant of Rights in Sponsor Intellectual Property. During the term, Sponsor hereby grants to TSRI a non-exclusive, royalty-free, non-transferable license to use Sponsor Intellectual Property solely for the purpose of carrying out the Research Program and for no other purpose whatsoever, whether such purpose is academic, educational, non-profit, or commercial.

4.4 Governmental Interest. TSRI and Sponsor acknowledge that TSRI has received, and expects to continue to receive, funding from the United States Government in support of TSRI’s research activities. TSRI and Sponsor acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to the rights of the United States Government, existing and as amended, which may arise or result from TSRI’s receipt of research support from the United States Government, including but not limited to, 37 CFR 401, the NIH Grants Policy Statement and the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources.

4.5 Reservation of Rights. TSRI reserves the right to use for any research or educational purposes any Patent Rights, Biological Materials, or Research Tools, without TSRI being obligated to pay Sponsor any royalties or other compensation. In addition, TSRI reserves the right to grant non-exclusive research and educational use licenses to other nonprofit or academic institutions (“Academic Licensees”) to Patent Rights, Biological Materials, or Research Tools, without the Academic Licensees being obligated to pay Sponsor any royalties or other compensation. In no event shall Academic Licensees be permitted to use any Patent Rights, Biological Materials, or Research Tools for any commercial purposes. TSRI shall respond to Sponsor’s reasonable requests for information related to such Academic Licensees’ use and license terms.

5.0	CONFIDENTIALITY AND PUBLICATION .

5.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of five (5) years after the return or destruction of all Confidential Information, a party receiving Confidential Information of the other party will (a) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information; (b) not disclose such Confidential Information to any third party without the prior written consent of the other party; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. To the extent the continued protection of Confidential Information is warranted with respect to obligations that continue after the term of this Agreement, each party agrees to not disclose the other party’s Confidential Information without first consulting with and providing to the other Party an opportunity to object to or limit the scope of such disclosure.

5.2 Publications. Sponsor acknowledges that it is the general policy of TSRI to encourage publication of research results in technical or scientific journals; and Sponsor agrees that TSRI shall have a right to publish in accordance with its general policy. TSRI shall submit to Sponsor copies of proposed publications which describe Technology and afford Sponsor a period of thirty (30) days to review the publication to (i) ascertain whether Sponsor’s Confidential Information would be disclosed by the publication; and (ii) ascertain whether or not the publication discloses any Technology to which Sponsor wishes to exercise its Option. If such publication discloses Sponsor’s Confidential Information and upon Sponsor’s written request, TSRI shall remove such Confidential Information or delay publication for up to an additional sixty (60) days to allow Sponsor to protect its Confidential Information by filing a patent application(s). In the event that Sponsor identifies any Technology to which it wishes to exercise its Option, Sponsor shall notify TSRI of such in writing. Upon such notification, TSRI shall (i) file any patent applications necessary to protect the proprietary positions of both parties in the Technology at Sponsors sole expense; and (ii) provide Sponsor with a Technology Disclosure in accordance with Section 3.2. Absent receipt by TSRI of any written instruction by Sponsor within the thirty (30) day period, TSRI shall be free to publish the proposed publication. TSRI acknowledges that Sponsor is a public company and that Sponsor may be required to report information related to its agreements and research/development efforts to its investors and the US Securities and Exchange Commission (“SEC”). The parties agree to meet and confer to determine the reasonable scope of any such disclosures.

5.3 Publicity. Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports, or otherwise, relating to this Agreement or to the performance hereunder without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with Section 5.2 of this Agreement shall not be construed as publicity governed by this Section 5.3.

6.0	WARRANTIES.

6.1 Limited Warranty. TSRI hereby represents and warrants that it has full right and power to enter into this Agreement. TSRI MAKES NO OTHER WARRANTIES CONCERNING PATENT RIGHTS, TECHNOLOGY, RESEARCH TOOLS, BIOLOGICAL MATERIALS OR

ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND TSRI DISCLAIMS ALL SUCH EXPRESS OR IMPLIED WARRANTIES. TSRI MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF PATENT RIGHTS, OR THAT ANY PRODUCT, PROCESS, SERVICE, BIOLOGICAL MATERIAL, OR RESEARCH TOOL WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING UPON ANY PATENT RIGHTS, TECHNOLOGY, RESEARCH TOOLS OR BIOLOGICAL MATERIALS COVERED BY THIS AGREEMENT. FURTHER, TSRI HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION THAT THE PATENT RIGHTS, RESEARCH TOOLS OR BIOLOGICAL MATERIALS ARE SUITABLE FOR SPONSOR’S PURPOSES.

IN NO EVENT SHALL TSRI BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER. TSRI’S AGGREGATE LIABILITY, IF ANY, FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY SPONSOR TO TSRI UNDER THIS AGREEMENT. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER TSRI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE PARTIES FURTHER AGREE THAT EACH WARRANTY DISCLAIMER, EXCLUSION OF DAMAGES OR OTHER LIMITATION OF LIABILITY HEREIN IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF THE OTHER PROVISIONS SINCE THEY EACH REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES.

7.0	TERM AND TERMINATION .

7.1 Term . Unless terminated sooner, the initial term of this Agreement shall commence on the Effective Date and shall continue until for six months. Sponsor shall have the option to extend the term of the Agreement by giving thirty (30) days written notice of its intention to exercise this extension option to TSRI. Any such extension shall be negotiated by the parties and evidenced in writing as an addendum to this Agreement.

7.2 Termination by Sponsor. Sponsor may terminate this Agreement by giving thirty (30) days advance written notice of termination to TSRI.

7.3 Termination Upon Non-Payment. In the event that Sponsor fails to pay to TSRI any payment within the time frame set forth in Section 2.4 a, TSRI shall not be obligated to perform any of the research specified herein or to take any other action required under this Agreement and may terminate this Agreement immediately upon such non-payment, without any possibility for Sponsor to cure such non-payment. Termination pursuant to this Section 7.3 shall not relieve Sponsor of any liability under this Agreement.

7.4 Termination Upon Default . Except as specified in Sections 7.3 and 7.5, the failure of a party to perform any obligation required of it to be performed hereunder and the failure to cure within sixty (60) days after receipt of notice from the other party specifying in reasonable detail the nature of such default, shall constitute an event of default hereunder. Upon the occurrence of an event of default, the non-defaulting party may deliver to the defaulting party written notice of intent to terminate, such termination to be effective upon the date set forth in such notice. Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting party serving such notice against the defaulting party. Termination pursuant to this Section 7.4 shall not relieve the defaulting party of liability and damages to the non-defaulting party for breach of this Agreement. Waiver by any party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

7.5 Termination Upon Insolvency . This Agreement may be terminated as to any party (“Insolvent Party”) by another party giving written notice of termination to the Insolvent Party upon the filing of bankruptcy or bankruptcy of the Insolvent Party or the appointment of a receiver of any of the Insolvent Party’s assets, or the making by the Insolvent Party of any assignment for the benefit of creditors, or the institution of any proceedings against the Insolvent Party under any bankruptcy law. Termination shall be effective upon the date specified in this notice.

7.6 Effect of Expiration or Termination.

a. Termination Upon Default of Sponsor. Upon the termination of this Agreement by reason of a default by Sponsor, neither party shall have any further rights or obligations with respect to this Agreement, other than the obligation of Sponsor to make any and all final payments accrued prior to the date of termination, the obligation of the parties to make all reports required hereunder, and except as provided below. Upon such termination of this Agreement, the parties shall continue to abide by their non-disclosure obligations as described in Section 5.1 and each party hereto shall fulfill any other obligations incurred prior to such termination. Any such termination of this Agreement shall not constitute the termination of any license or any other agreements between the parties which are then in effect except as expressly provided therein. In addition, upon such termination, Sponsor’s Option under Section 3.1 shall be deemed automatically cancelled, and Sections 4, 6, 7 and 9 shall survive any such termination.

b. Expiration or Termination upon Default of TSRI. Upon the expiration of this Agreement at its regularly scheduled expiration date, or upon a termination of this Agreement on account of a default by TSRI, then TSRI shall make the disclosures required by Section 3.2 for TSRI Technology conceived or reduced to practice up to the date of said expiration or termination; and Sponsor shall have the right to exercise its option with respect to said TSRI Technology in accordance with the schedule and procedures specified in Sections 3.3 and 3.4 above; and any non-exclusive licenses that have been granted under Section 3.1 shall survive. Additionally, each party shall perform all other obligations up to the date of said expiration or termination; and the parties shall continue to abide by their non-disclosure obligations described in Section 5.1; and any previously existing license agreements or other agreements between the parties shall continue in effect. In addition, upon such expiration or termination, Sections 4, 6, 7 and 9 shall survive.

8.0	ASSIGNMENT; SUCCESSORS .

8.1 Assignment . Any and all assignments of this Agreement or any rights granted hereunder by Sponsor are void except to an Affiliate of Sponsor, without the prior written consent of TSRI. TSRI shall not assign its rights and obligations under this Agreement outside of the Principal Investigator’s lab.

8.2 Binding Upon Successors and Assigns . Subject to the limitations on assignment set forth herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of TSRI and Sponsor. Any such successor to or assignee of a party’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by such party and such written assumption shall be delivered to the other party.

9.0	GENERAL PROVISIONS .

9.1 Independent Contractors . The relationship between TSRI and Sponsor is that of independent contractors. TSRI and Sponsor are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. TSRI and Sponsor shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

9.2 Arbitration . Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding confidential arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and the procedures set forth below. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

a. Location . The location of the arbitration shall be in the County of San Diego. TSRI and Sponsor hereby irrevocably submit to the exclusive jurisdiction and venue of the American Arbitration Association arbitration panel selected by the parties and located in San Diego County, California for any dispute regarding this Agreement, and to the exclusive jurisdiction and venue of the federal and state courts located in San Diego County, California for any action or proceeding to enforce an arbitration award or as otherwise provided in Section 9.2 e below, and waive any right to contest or otherwise object to such jurisdiction or venue.

b. Selection of Arbitrators . The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. Each party shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator, and all arbitrators must have at least ten (10) years experience in mediating or arbitrating cases regarding the same or substantially similar subject matter as the dispute between TSRI and Sponsor. If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next ten days, and the other party fails to appoint its designated arbitrator within ten days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

c. Discovery . The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

d. Case Management . Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

e. Remedies . The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No court action shall be maintained seeking punitive damages. The decision of any two of the three arbitrators appointed shall be binding upon the parties. Notwithstanding anything to the contrary in this Agreement, prior to or while an arbitration proceeding is pending, either party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce that party’s rights hereunder.

f. Expenses . The expenses of the arbitration, including the arbitrators’ fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators.

g. Confidentiality . Except as set forth below and as necessary to obtain or enforce a judgment upon any arbitration award, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has stock which is publicly traded, the party may make such disclosures as are required by applicable securities laws, but will use commercially reasonably efforts to seek confidential treatment for such disclosure.

9.3 Entire Agreement; Modification . This Agreement and all of the attached Exhibits set forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersede all prior or contemporaneous written or oral agreements. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

9.4 California Law . This Agreement shall be construed and enforced in accordance with the laws of the State of California notwithstanding any conflicts or choice of laws provisions.

9.5 No Use of Name. The use of the name “The Scripps Research Institute”, “Scripps”, “TSRI” or any variation thereof in connection with the advertising, sale or performance of Products, Processes, Services, Biological Materials or Research Tools is expressly prohibited. Notwithstanding the foregoing, nothing in this section shall prohibit Sponsor from using the name “The Scripps Research Institute”, “Scripps”, “TSRI” or any variation thereof in connection with making publications, news releases or other public announcements consistent with the requirements of Section 5.3 (Publicity).

9.6 Headings . The headings for each article and section in this Agreement have been inserted for the convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

9.7 Severability . Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

9.8 No Waiver . Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

9.9 Attorneys’ Fees . In the event of a dispute among the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in connection with resolving such dispute or default.

9.10 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage prepaid, and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

FOR TSRI:	The Scripps Research Institute 10550 North Torrey Pines Road, TPC-9 La Jolla, California 92037 Attn: Director, Technology Development Fax No.: (858) 784-9910

With a copy to:	The Scripps Research Institute 10550 North Torrey Pines Road, TPC-8 La Jolla, California 92037 Attention: Chief Business Counsel Fax No.: (858) 784-9910

FOR SPONSOR:	CytoDyn Inc. 110 Crenshaw Lake Rd. Lutz, Florida 33548 Attn: Kenneth Van Ness Fax No.: __________________________

Notices shall be deemed delivered upon the earlier of (i) when received; (ii) three (3) days after deposit into the U.S. mail; (iii) the date notice is sent via telefax, telex or cable; or (iv) the day immediately following delivery to an overnight courier guaranteeing next-day delivery (except Sunday and holidays).

9.11 Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit TSRI or Sponsor to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

9.12 Indemnity. Sponsor shall indemnify, defend (by counsel reasonably acceptable to TSRI) and hold harmless TSRI and any parent, subsidiary or other affiliated entity of TSRI and their trustees, directors, officers, employees, scientists, agents, successors, assigns and other representatives (collectively, the “Indemnitees”) from and against all claims, suits, actions, damages, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees, expert witness fees and costs incurred by or asserted against the Indemnitees, whether or not a lawsuit or other proceeding is filed (collectively “Claim”), that arise out of or relate to any allegations regarding Sponsor’s use of the Technology or the exercise of its non-exclusive license rights under Section 3.1(b). Sponsor shall not enter into any settlement of such Claims that imposes any obligation on TSRI, that does not unconditionally release TSRI from all liability or that would have an adverse effect on TSRI’s reputation or business without TSRI’s prior written consent. Notwithstanding the above, Indemnitees, at their expense, shall have the right to retain separate independent counsel to assist in defending any such Claims. In the event Sponsor fails to promptly indemnify and defend such Claims and/or pay Indemnitees’ expenses as provided above, Indemnitees shall have the right to defend themselves, and in that case, Sponsor shall reimburse Indemnitees for all of their reasonable attorney’s fees, costs and damages incurred in settling or defending such Claims within thirty (30) days of each of Indemnitees’ written requests. This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of Sponsor to Indemnitees. Notwithstanding anything to the contrary herein, Sponsor shall have no obligation to indemnify TSRI to the extent that the TSRI Technology is a contributing factor in a third party infringement claim.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

TSRI:	SPONSOR:

Cytodyn Inc.

By: Scott T. Forrest, Ph.D.

By:	Kenneth J. Van Ness

Title: VP, Business and Technology Development

Title:	President and CEO